Exhibit 99.2

                CDEX INC PROJECTS ANOTHER YEAR OF RECORD REVENUES


CDEX files its 2Q FY08 Financial Report, 10QSB which reflects a continuing trend of significantly increasing revenue, year over year.
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Tucson, Arizona - June 17, 2008 - CDEX Inc. (OTCBB: CEXI) announces the filing of its 2Q FY08 Financial Report, 10QSB. Revenue for the first six months of FY08 increased significantly over the corresponding period for FY07, reflecting a continuing trend of significantly increasing revenue, year over year.

"The continuing increase in revenue validates our global expansion efforts for our ValiMed(TM) product line and reflects the hard work of the CDEX Team," said Malcolm Philips, CDEX CEO. "We started expanding our ValiMed(TM) product line in mid 2007 and began our global expansion in early 2008. This has resulted in a growing US sales pipeline of well over 200 hospitals and an expanding number of international distributors who will equal US sales if minimum contractual sales quotas are met. To keep pace with demand, we have increased the number of ValiMed(TM) units in our production cycle and have ramped up our staff focusing on sales and marketing - a 40% increase this year already. To put this in perspective, in 2008 CDEX surpassed revenue from all of 2007 and the year is barely 1/2 over, and this does not include sales from our second product line, the Meth Scanner(TM), which we expect to begin delivering to clients this quarter. In short, we believe that CDEX is on the right track and well positioned for the future."

The ValiMed(TM) Medication Validation System is used both to train compounding pharmtechs/nurses and to validate high-risk medication admixtures, as well as returned narcotics, to provide an increased level of patient safety. ValiMed compares a medication's spectroscopic signature to the expected signature from the ValiMed database to detect significant medication and concentration errors as well as accidental and deliberate contamination, and provides the results in real time.

The CDEX ID(2) (Meth Scanner(TM)) is a hand held, battery operated device that detects low nanogram range quantities of methamphetamine in a continuous scan mode from standoff distances of around 2-8 inches. The Meth Scanner uses the same proven technology employed in ValiMed(TM) units around the world to give instantaneous results without disturbing the surfaces under investigation.

About CDEX, Inc.
CDEX, a technology development company currently developing products using its patented/patent pending chemical detection technologies, is focused on (i) identification of substances of concern (e.g., explosives and illegal drugs, for security markets); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of compounded medication and detection of counterfeit or sub-par products, for the medical and brand protection markets). ValiMed(TM) and the Meth Scanner(TM) are CDEX solutions for the healthcare and security markets. Corporate headquarters and

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R&D facilities are located in Tucson, Arizona. For more information, visit
www.cdex-inc.com and www.valimed.com or contact Steve Schmidt
(sschmidt@cdex-inc.com) at 520.745.5172.

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